                                                                    EXHIBIT 10.6


                       SUPPLEMENTAL RETIREMENT AGREEMENT



          THIS SUPPLEMENTAL RETIREMENT AGREEMENT dated as of the ____ day of _____________, 1995 (but effective as of the Effective Date) by and between CHARTER ONE FINANCIAL, INC., its successors and assigns (the "Company") and RICHARD W. NEU (the "Executive").

                                  WITNESSETH:

          WHEREAS, the Executive has heretofore been a member of the senior management team of the FirstFed Michigan Corporation ("FirstFed") and its subsidiaries and will become a member of the senior management team of the Company upon consummation of the combination of FirstFed with the Company;

          WHEREAS, the Executive's duties will become more demanding and his responsibilities will be expanded by virtue of the combination of FirstFed with the Company;

          WHEREAS, the Executive has heretofore performed his duties in an exemplary and efficient manner;

          WHEREAS, the Company wishes to provide the Executive with supplemental retirement benefits commensurate with his executive duties on behalf of the Company and its subsidiaries, as well as comparable to the non-qualified retirement benefits of like kind provided to similarly situated executives with comparable responsibilities, duties and functions; and

          WHEREAS, the Company believes that the supplemental retirement benefits to be provided to the Executive pursuant to this Agreement will induce continued service by the

Executive with the Company, which continued service is deemed essential for the future growth and success of the Company and its subsidiaries after its combination with FirstFed.

          NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

          1.   DEFINITIONS.

               In this Agreement, the following words and phrases shall have the following meanings:

               (a) ACCRUED BENEFIT PERCENTAGE shall mean .25% for each of the first 60 calendar quarters that the Executive has heretofore been or is hereinafter employed by the Company or any of its subsidiaries (or any predecessors or successors thereto by merger or purchase) plus .875% for each calendar quarter of employment thereafter, calculated through the last day of the calendar quarter in which the Executive (i) experiences a Separation from Service or (ii) attains Normal Retirement Age, whichever shall first occur. There shall be no duplication of the Accrued Benefit Percentage for service with more than one employer.

               (b) ADMINISTRATOR shall mean the person or committee appointed by the Board of Directors of the Company to administer this Agreement.

               (c) AVERAGE COMPENSATION shall mean the amount determined as of the Benefit Commencement Date by dividing by 36 the total monetary compensation earned by the Executive from the Company and its subsidiaries (or any predecessors or successors thereto by merger or purchase), including but not limited to salary, bonuses and incentive compensation (but excluding specifically stock based compensation, including but not limited to restricted stock, stock options and stock appreciation rights) during the 3 annual periods (whether or not consecutive) that results in the largest total. An annual period shall consist of any 12 month consecutive period.

               (d) BENEFIT COMMENCEMENT DATE shall mean the last day of the calendar month following the earliest of (i) Normal Retirement Age, (ii) the date the Executive attains (or but for his death would have attained) age 65 if prior thereto he experiences a Separation from Service for Cause, (iii) the date of the Executive's Separation from Service without Cause provided the Executive is then age 58 or older, (iv) the date the Executive attains (or but for his death would have attained) the age of 58 years if he experiences a Separation from Service without Cause prior to his attaining age 58 or (v) 6 months after the date of death of the Executive if he dies while employed by the Company.

               (e) CAUSE shall mean a Separation from Service that arises from a "Termination for Cause" (as such term is defined in the written employment agreement (the "Employment Agreement") between the Company and the Executive of even date herewith).

               (f) EFFECTIVE DATE shall mean the date that FirstFed is merged into the Company.

               (g) MONTHLY BENEFIT shall mean the Average Compensation multiplied by the Accrued Benefit Percentage; provided, however, in no event will the Monthly Benefit exceed $20,833.00.

               (h) NORMAL RETIREMENT AGE shall mean the date the Executive attains or but for his death would have attained age 65.

               (i) SEPARATION FROM SERVICE shall mean the date of cessation of the employment relationship between the Executive and the Company and its subsidiaries (including any successor in interest, if applicable).

               (j) SPOUSE shall mean the person to whom the executive is married immediately prior to his death.

          2.   PAYMENT OF BENEFITS.

               (a)  DURING THE LIFE OF THE EXECUTIVE.

                    If the Executive is living on the Benefit Commencement Date, the Company shall pay to him the Monthly Benefit on each of the Benefit Commencement Date and on the last day of each calendar month thereafter during his lifetime.

               (b)  FOLLOWING THE DEATH OF THE EXECUTIVE.

                    (i) If the Executive is not living on the Benefit Commencement Date but the Spouse is then living, the Company shall pay to the Spouse 50% of the Monthly Benefit on each of the Benefit Commencement Date and the last day of each calendar month thereafter during the lifetime of the Spouse; or

                    (ii) If the Executive dies after the Benefit Commencement Date and is survived by the Spouse, the Company shall pay to the Spouse 50% of the Monthly Benefit on each of the last day of the calendar month next following the death of the Executive and the last day of each calendar month thereafter during the lifetime of the Spouse; and

                    (iii) After the death of both the Executive and the Spouse, no amounts will be payable under this Agreement other than previously due amounts which were not paid and any amount payable for the calendar month that death occurred.

          3.   MISCELLANEOUS.

               (a) FORFEITURE. Notwithstanding anything contained in this Agreement to the contrary, if prior to the expiration of two years after the Effective Date the Executive experiences a Voluntary Termination or Termination for Cause under the Employment Agreement, or an Involuntary Termination under
Section 1(e)(iii) of the Employment Agreement, then in any such event, no benefits shall be payable to the Executive or the Spouse under or by virtue of this Agreement and any and all obligations of the Company herein to the Executive and Spouse shall cease, determine and terminate.

               (b) WITHHOLDING. To the extent amounts payable under this Agreement are determined by the Administrator, in good faith, to be subject to federal, state or local income tax, the Company may withhold from each such payment an amount necessary to meet the employer's obligation to withhold amounts under the applicable federal, state or local law.

               (c) GENERAL ASSETS AND FUNDING. The amounts payable under this Agreement are payable from the general assets of the Company and no special fund or arrangement is intended to be established hereby nor shall the Company be required to earmark, place in trust or otherwise segregate assets with respect to this Agreement or any benefits hereunder. The Administrator reserves the right to determine how the Company will fund its obligation undertaken by this Agreement. Should the Administrator elect to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Company shall be the owner and beneficiary of the policy. The Company reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other funding program, at any time, in whole or in part. Such termination shall in no way affect the

Company's obligation to pay the Executive and Spouse as provided in this Agreement. At no time shall the Executive or Spouse be deemed to have any right, title, or interest in or to any specific asset or assets of the Company, including but not by way of restriction, any insurance or annuity contract and contracts or the proceeds therefrom.

               (d) GOVERNING LAW. This Agreement shall be construed under the laws of the State of Ohio, without regard to its principles of conflict of laws.

               (e) FUTURE EMPLOYMENT. This Agreement shall not be construed as providing the Executive the right to be continued in the employ of the Company or its subsidiaries; and the terms and conditions of his employment are the subject of the Employment Agreement which shall control the employment relationship.

               (f) NO PLEDGE OR ATTACHMENT. No benefit which is or may become payable under this Agreement shall be subject to any anticipation, alienation, sale, transfer, pledge, encumbrance or hypothecation or subject to any attachment, levy or similar process and any attempt to effect any such action shall be null and void.

               (g) AMENDMENT OF AGREEMENT. This Agreement may be amended, in whole or in part, only upon the mutual written agreement of the Company and the Executive.

               (h) BINDING EFFECT. This Agreement and the obligations of the Company herein shall be binding upon the successors and assigns of the Company. The Spouse shall be deemed a beneficiary of this Agreement.

               (i) PARTICIPATION IN PLANS. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus, incentive, or other employee plans of the Company or its subsidiaries.

               (j) NO RIGHTS PRIOR TO EFFECTIVE DATE. This Agreement shall become effective on the Effective Date if the Executive is employed by the Company on such date. Until the Effective Date or earlier termination of this Agreement as provided herein, this Agreement shall remain executory in nature. In the event the Executive is not employed by the Company on the Effective Date or that certain Agreement and Plan of Merger dated May 30, 1995 between the Company and FirstFed is terminated, in either such event, this Agreement shall thereupon cease, determine and terminate.

          The parties have caused this Agreement to be executed and delivered as of the date first above written.

                              CHARTER ONE FINANCIAL, INC.


                              BY:
                                 ----------------------------------
                                   CHARLES J. KOCH
                                   PRESIDENT AND CHIEF  EXECUTIVE OFFICER



                              EXECUTIVE



                              -------------------------------------
                                   RICHARD W. NEU